UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) February 22, 2022

Vishay Intertechnology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-7416	38-1686453
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

63 Lancaster Avenue Malvern, PA	19355-2143
(Address of Principal Executive Offices)	Zip Code

Registrant's telephone number, including area code 610-644-1300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of exchange on which registered
Common stock, par value $0.10 per share	VSH	New York Stock Exchange

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

CEO Retirement and Succession Plan

On February 22, 2022, Vishay Intertechnology, Inc. issued a press release announcing the decision of Dr. Gerald Paul, President and Chief Executive Officer, to retire effective December 31, 2022 and announcing the succession plan.

Dr. Paul intends to stand for re-election as a Class I Director at the 2022 annual meeting of stockholders, and, if elected, he will resign from the Board effective December 31, 2022.  The Board intends to appoint his successor as CEO to the Board of Directors effective January 1, 2023.

The Board of Directors, upon the recommendation of its independent Nominating and Corporate Governance Committee, has appointed Mr. Joel Smejkal, age 55, to succeed Dr. Paul as President and Chief Executive Officer.  In addition, on that Committee’s recommendation, the Board has appointed Mr. Jeff Webster, age 51, to the position of Chief Operating Officer, reporting to the Chief Executive Officer.  Both Messrs. Smejkal and Webster will assume their new roles on January 1, 2023.

Joel Smejkal has served as Executive Vice President, Corporate Business Development since July 1, 2020.  He has held various positions of increasing responsibility since joining Vishay in 1990, including Executive Vice President, Business Head Passive Components (2017-2020) and Senior Vice President Global Distribution Sales (2012-2016). His experience with Vishay includes worldwide and divisional leadership roles in engineering, marketing, operations, and sales.

Jeff Webster has served as Executive Vice President, Business Head Passive Components since July 1, 2020. He has held various positions of increasing responsibility since joining Vishay in 2000, including Senior Vice President Global Quality (2014-2019) and Vice President Global Quality – Actives (2000-2014).

During the transition period, the Company’s Compensation Committee intends to review and adjust the compensation arrangements and employment agreements of Messrs. Smejkal and Webster as appropriate considering their new positions. The Company intends to file a copy or summary of the material terms of such arrangements and agreements promptly following their adoption.

Except as disclosed herein, Mr. Smejkal was not appointed to his new position pursuant to any arrangement or understanding between Mr. Smejkal and any other person. There are no family relationships between Mr. Smejkal and the directors or other executive officers of the Company.

Except as disclosed herein, Mr. Webster was not appointed to his new position pursuant to any arrangement or understanding between Mr. Webster and any other person. There are no family relationships between Mr. Webster and the directors or other executive officers of the Company.

A copy of the press release is attached as Exhibit 99.1 to this report.

Retirement of Director and Appointment of New Chair of Audit Committee

On February 22, 2022, Director Thomas C. Wertheimer notified the Board of Directors of his decision to retire from the Board effective immediately prior to the commencement of the 2022 annual meeting of stockholders, and not to stand for re-election at that meeting.  Mr. Wertheimer will continue to serve on the Board of Directors, as Chair of its Audit Committee and as a member of its Compensation Committee, through the end of his term.  Vishay expresses its gratitude and appreciation for the many years of exemplary service that Mr. Wertheimer provided to Vishay and its stockholders.  Mr. Wertheimer has not expressed any disagreements with Vishay with respect to any matter relating to Vishay's operations, policies, or practices.

Upon the recommendation of the Board’s Nominating and Corporate Governance Committee, the Board of Directors appointed Mr. Jeffrey H. Vanneste, a current Board member and member of the Audit Committee, as Chair of the Audit Committee effective upon Mr. Wertheimer’s retirement.  Mr. Vanneste qualifies as an Audit Committee financial expert under rules of the Securities and Exchange Commission.

Base Salaries

On February 22, 2022, the Compensation Committee of Vishay's Board of Directors approved the 2022 base salaries for Vishay's executive officers.

The base salaries for 2022 are set forth below, with approximate U.S. dollar equivalents based on the average exchange rate for 2021:

Name	2022 Base Salary
Marc Zandman	ILS 4,096,583 (approximately $1,270,000) (1)
Dr. Gerald Paul	€1,135,850 (approximately $1,340,000) (2)
Lori Lipcaman	€475,555 (approximately $560,000) (2)
Johan Vandoorn	€534,091 (approximately $630,000) (2)
Joel Smejkal	$596,190
David Valletta	$582,332
Clarence Tse	TWD 20,019,720 (approximately $710,000) (3)
Jeff Webster	ILS 1,689,857 (approximately $520,000) (1)
Andreas Randebrock	€344,801 (approximately $410,000) (2)
(1) Salary will be paid in Israeli shekels
(2) Salary will be paid in euro
(3) Salary will be paid in new Taiwan dollars

Item 8.01 – Other Events

Cash Dividend Declaration

On February 22, 2022, Vishay declared a quarterly cash dividend of $0.10 per share of common stock and Class B common stock outstanding payable on March 30, 2022 to stockholders of record at the close of business on March 17, 2022.  A copy of the press release announcing the dividend declaration is attached as Exhibit 99.2 to this report.

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press release announcing CEO retirement and succession plan dated February 22, 2022
99.2	Press release announcing the declaration of a quarterly dividend dated February 22, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 22, 2022

VISHAY INTERTECHNOLOGY, INC.

By:	/s/ Lori Lipcaman

Name:	Lori Lipcaman
Title:	Executive Vice President and
Chief Financial Officer